Exhibit 15(a)

November 4, 2009

Energy Future Holdings Corp.

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Energy Future Holdings Corp. and subsidiaries, Energy Future Competitive Holdings Company and subsidiaries and Energy Future Intermediate Holding Company LLC and subsidiaries for the three- and nine-month periods ended September 30, 2009 and 2008, and have issued our reports all dated October 29, 2009. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above are being used in this Amendment No. 2 to Registration Statement No. 333-162327.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas